Exhibit 99.3

Conference Call Script First Quarter – 2007

Good morning. Welcome to KMG America’s first quarter 2007 conference call. With me this morning is Scott DeLong, our CFO, Jim Nelson, our General Counsel and Tom Sass who is in charge of operations.

Before we begin, I want to mention that certain statements made during this call relating to KMG America’s future operations, performance, growth plans and expectations of future developments are forward looking statements under federal securities laws. These statements are based on various assumptions and estimates that are subject to a number of risks and uncertainties. These risks are discussed in our Form 10-K for 2006 and Form 10-Q that will be filed later this week. In light of these risks, actual results may differ materially from those expressed in any forward looking statements made during this call and should be considered carefully. KMG America assumes no obligation to publicly update or revise any forward-looking statements.

Before Scott reviews our first quarter results, it is important that I review our strategies in response to the actions taken by rating agencies in late March. Namely, AM Best affirmed Kanawha’s financial strength rating of “A-” but revised its outlook from “stable” to “negative.” I am sure that all of you are aware how important it is to our business that our AM Best A- rating be maintained. In an effort to preserve that rating, we have devised and are implementing a multiple track strategy to address the issues they raised, including a variety of backup contingencies. Our objective is to preserve, enhance and then maximize shareholder value.

Before I describe our strategies and the initiatives we are taking, I want to repeat how disappointed we were with AM Best’s action on our ratings outlook. AM Best’s concern centers around our long term care concentration, statutory losses and our concentration of new business in the stop loss line.

As you may know, long term care is a closed block that continues to perform respectably. Further, our statutory losses were projected to decline sharply and were expected to be eliminated over the next couple years. And we had adequate capital in the interim. Finally, AM Best’s concern about our concentrations of new business in the stop loss line was an issue we had already identified and had taken steps to address. Regardless, they did retain our A- rating while also assigning a negative outlook. While we do appreciate that the decision was their best judgment, the change in outlook has reverberations across our business and makes our tasks now more difficult.

An important part of our multiple track response is to develop strategies to deal with each rating agency concern with the expectation that we remain independent. However, the most attractive and practical track may be to seek a strategic or financial partner that would solidify our rating and foster a stable environment that would allow us to get back to executing our business plan. To that end, we retained Keefe, Bruyette and Woods to assist us in developing and reviewing strategic alternatives for the business, and progress has been made.

We have had preliminary interest from several firms and expect them to begin due diligence shortly. Because book value represents one valuation metric, we believe there is an opportunity to create additional shareholder value from where the current share price resides. After giving effect to the first quarter charges that Scott will review in a moment, our book value at 3/31/07 was $8.26 per share.

Because there is no guaranty we will be successful in identifying a partner at a value deemed acceptable by our board, we have developed a strategy and a series of actions intended to address ratings agency concerns should we remain independent. It is not possible to describe all of the plans in detail now, but I will say that we have a limited ability to alter our strategy regarding long-term care. The good news is GAAP reserving for that block of business was brought current at the time of the Kanawha acquisition. We have not solicited new long-term care business in nearly 2 years, rate increases continue to become effective, and the block is performing well.

There are a range of strategies to deal with statutory losses. Some are operational and others are tactical, including the transfer of units within our organization structure to obtain better statutory and tax treatment. To that end, we established a $6.5 million reserve against a deferred tax asset at the holding company. This is a non cash charge and the asset remains available should our tax position change. By eliminating the asset, we improve prospects for statutory losses as well as a potential strategic transaction.

To address concerns about stop loss concentrations, to increase our flexibility and to improve the likelihood of maintaining our A- rating, we have taken a $6 million charge, to strengthen reserves for the stop loss line of business. This charge should also give us an opportunity to more easily reduce our exposure to stop loss via reinsurance if we remain independent. In addition, we believe this charge could serve to increase our investment attractiveness as well as the probability of a transaction should we determine not to remain independent.

Now I would like to report on how the benefits market has responded to the negative outlook on our A- rating. No doubt our 19 sales representatives face a more difficult job. We have lost a couple cases that we expected to be awarded, but we don’t believe we have been precluded from bidding on any cases. We continue to feel strong support from the broker and consultant community and our reps have been very engaged in protecting what we’ve created. Unfortunately we have spent time addressing the ratings situation when we could have been soliciting new business. Nevertheless, our team remains committed in spite of the recent hurdles, and we believe we can continue to successfully compete in the benefits market.

Late last Friday, the ING lawsuit was settled. Terms cannot be disclosed other than to comply with SEC reporting requirements and because we have not yet settled with our D&O carrier, any liability to KMA cannot be determined. In a ruling in late April, only 3 of 12 claims survived summary judgment. The remaining claims were to be tried beginning June 11. The total settlement was significantly less than expected legal fees from now through trial. A by-product of the settlement is that uncertainty is removed when seeking a strategic partner.

Finally, before I ask Scott to comment on our first quarter results, I want to address earnings guidance. Because of all the uncertainties, we feel it best not to offer any guidance until we have a clearer view of the strategic track we will pursue.

And with that, I’ll hand the call to Scott DeLong. Scott...

Good morning.

We reported an operating loss of 42 cents per diluted share as a result of two charges in the first quarter, compared to operating income of 11 cents last quarter and 6 cents in the first quarter last year. Operating income was 5 cents per share after excluding these charges.

I’ll start out by discussing the two charges.

First, we have established a non-cash valuation allowance of $6.5 million to offset the deferred tax asset relating to holding company net operating losses incurred since the IPO in late December, 2004. We are required to file both a life insurance company tax return for Kanawha Insurance Co, and non-life insurance company tax returns for both our holding company and our profitable TPA. Currently we are not able to consolidate any of these tax returns, and will not be able to consolidate the holding company with Kanawha’s tax return until 2011. In light of this and recent developments, we concluded it would be prudent to establish the valuation allowance against the holding company deferred tax asset. Subject to other actions we expect to take later this year, we believe we will be able to tax-effect all operating results starting again next quarter. And we should have greater flexibility addressing the issue AM Best raised regarding statutory earnings, while substantially improving our chances of deducting expenses on the holding company tax return in the future.

Second, we took a charge of $6 million this quarter for increased stop loss claims and reserves, applicable to essentially all premiums earned since our first case was sold in June of 2005. Our experience has been that it takes four or more quarters after a stop loss case is written before a clear picture emerges regarding claims. As is typical of industry practice for setting expected loss ratios for premiums earned on new books of business without actual claims experience, we used pricing assumptions at the time of the sale of a new stop loss case to guide us. A bit under half of the charge this quarter applies to older business written in 2005 and early 2006 that has now developed unfavorably to original pricing expectations. While some of the unfavorable claims data began to emerge late last year and guided our reserving in the fourth quarter, this new data came to our attention very late in the first quarter. As a result of this new data we have concluded that it would be prudent to increase the estimated loss ratios on newer cases before we have fully developed claims experience, so a bit more than half the $6 million charge applies to estimated loss ratios on premiums earned on newer cases with limited claims history to date. This translates to a loss ratio of about 92% on a direct basis on this newer business, as compared to about 77% last quarter. This refinement should reduce the likelihood of negative earnings impacts from claim reserve adjustments should future claims history track to our past experience. Additionally, these actions should give us increased flexibility in managing the current book of stop loss business.

The Kanawha legacy business produced operating income of 12 cents vs. 26 cents last quarter and 16 cents in the first quarter of 2006. While the Senior segment with our long term care business continues to perform very well, earnings are down from last quarter when we had a one-time benefit we discussed then. The benefits ratio on long term care in the first quarter was 72% compared to 59% last quarter when we had that one-time benefit, but compares favorably to the average of 75% over the first 8 quarters since the IPO. And I would add that just last week we were notified that a recent filing for a 10% rate increase on certain long term care policy forms in our second largest state was approved, which will increase annualized premiums by about $500,000. Net earned premium for the Kanawha legacy segments in total was down about 1.5% from the fourth quarter due to increased lapses, but investment income and TPA earnings were up while legacy expenses were down slightly. We experienced less favorable claims in certain large legacy worksite cases and assumption reinsurance treaties in the legacy worksite and acquired business segments compared to the fourth quarter, and amortization of DAC and VOBA was up fairly significantly in the first quarter due in part to policy lapses which tend to increase in January on certain types of legacy worksite business. These two factors reduced Legacy earnings per share by about 7 cents compared to last quarter.

Because of the charges, operating losses from the new large case activity were up in the first quarter to 54 cents compared to 15 cents last quarter and from 10 cents in the first quarter last year. Excluding the charges, the operating loss this quarter was 7 cents. Compared to the fourth quarter, new activity net earned premium was up 80% to $15.8 million, and expenses were down $0.4 million as a result of less litigation expense and incentive compensation accruals. While still smaller in volume compared to stop loss, growth in voluntary benefit and core group earned premium did add incrementally to margins in the first quarter.

With that, I’ll turn it back to Ken for the Q&A session.

We will now take questions:

In closing I can confirm that senior management remains totally engaged in the business and committed to securing the greatest possible outcome and returns for KMG America shareholders. Like you, we have substantial equity interests in the company. We are doing everything in our power to move the business forward and deliver value to all shareholders. We believe the KMG America platform has a very talented pool of employees and offers a range of products and competitive strengths. We are working tirelessly to execute on the business goals during this period of challenge and appreciate your support and confidence. Thank you.